Exhibit 99.1

[FOR IMMEDIATE RELEASE - DRAFT ONLY]

AFFINITY GAMING ANNOUNCES THREE-MONTH AND FULL-YEAR RESULTS
FOR THE PERIOD ENDED DECEMBER 31, 2013

Las Vegas, NV - March 28, 2014 - Affinity Gaming (the “Company”) today announced summary results for the three month and full-year periods ended December 31, 2013.

Fourth Quarter 2013 Financial Summary

Consolidated Results

Net revenue from continuing operations was $90.0 million during the fourth quarter of 2013, compared to $97.7 million during the same quarter of 2012, a decrease of $7.7 million, or 7.9%. Adjusted EBITDA was $11.3 million during the fourth quarter of 2013, compared to $15.0 million during the same quarter of 2012, a decrease of $3.7 million, or 25.1%. Excluding the revenues and Adjusted EBITDA related to Colorado for comparability, same-store net revenue was $81.0 million during the fourth quarter of 2013, compared to $90.8 million during the same quarter of 2012, a decrease of $9.8 million, or 10.8%. Same-store Adjusted EBITDA was $9.8 million during the fourth quarter of 2013, compared to $13.1 million during the same quarter of 2012, a decrease of $3.3 million, or 25.1%.

Segment Results

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The Nevada segment’s net revenue for the fourth quarter of 2013 was $52.1 million compared to $59.9 million in the fourth quarter of 2012, a decline of $7.8 million, or 13.0%. Adjusted EBITDA for the fourth quarter of 2013 was $4.3 million, compared to $6.9 million in the same quarter of 2012, a decline of $2.6 million, or 37.2%. Net revenue declines quarter-over-quarter are comprised of a $3.5 million reduction in fuel and retail revenue, a $2.4 million decline in casino net revenue, and a $1.9 million decline in hotel and food and beverage net revenue. In connection with the completion of the new travel center at the Company’s Whiskey Pete’s Hotel & Casino during the third quarter, the Company entered into an equipment lease agreement with Pilot Flying J, under which it receives lease income based on gallons of diesel fuel sold and maintenance services rendered. The lease income replaces revenue and expense recorded during the fourth quarter of 2012 when the Company ran the diesel fuel operations, and was the primary driver of the revenue decline. The EBITDA contribution from fuel and retail operations increased $0.3 million, or 12.2%, during the fourth quarter of 2013 when compared to the fourth quarter of 2012, as the leased operation provided additional maintenance revenue sources and saw increased volume. Casino and hotel EBITDA contribution declined $2.5 million and $0.6 million, or 19.3% and 28.0%, respectively, while the EBITDA contributions from food and beverage operations increased $0.4 million. The declines in casino and hotel EBITDA were primarily driven by the declines in visitation and occupancy due to the continued intense promotional environment in Nevada, with prolonged pressure on discretionary consumer spending. Additionally, Primm saw significant revenue and EBITDA declines due to the loss of a large block of hotel business from construction workers who were occupying rooms while working on a nearby construction project which was completed in early 2013. The food and beverage EBITDA increases were realized through cost efficiencies across the properties in the Company’s Nevada segment.

•
The Midwest segment’s Adjusted EBITDA was $7.7 million during the fourth quarter of 2013, a decrease of $1.9 million, or 19.4%, from the same quarter of 2012. Net revenue during the fourth quarter of 2013 was $28.9 million, a decrease of $2.0 million, or 6.5%, from the same quarter of 2012. The Adjusted EBITDA and net revenue declines in the Midwest were primarily attributable to continued weak economic conditions, which affect discretionary consumer spending, and weather disruption during the month of December.

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The Colorado segment’s Adjusted EBITDA was $1.5 million during the fourth quarter of 2013, a decrease of $0.5 million, or 25.2%, from the same quarter of 2012. Adjusted EBITDA during the fourth quarter of 2012 was $1.9 million, which included $0.7 million of rental income collected from the prior owner of the properties. The fourth quarter EBITDA declines were primarily attributable to weather, which impacted operations. Colorado experienced flooding in September and October of 2013, which impacted travel and visitation, while December brought a disproportionate number of weekend days affected by snow, when compared to 2012. The fourth quarter 2013 also represented the first full quarter of operations after the renovation and grand re-opening of our Golden Mardi Gras property.

•
During the fourth quarter of 2013, corporate expense was $2.3 million, a decrease of approximately $1.1 million, or 33.5%, from the same quarter of 2012. The Company incurred $0.9 million in professional fees during the fourth quarter of 2012, which did not recur during the fourth quarter of 2013. Corporate expense includes unallocated payroll, professional fees and other expense not directly attributed to reportable segments, and is net of fees earned under the consulting agreement with the operator of the Rampart Casino at the JW Marriott Resort in Las Vegas, from which the Company collected $0.5 million in management fees during each of the fourth quarters of 2013 and 2012.

“We continued to be affected in the fourth quarter by soft economic conditions, as well as inclement weather in December,” said David D. Ross, Chief Executive Officer of Affinity Gaming. “On the positive side, our newly renovated Colorado properties continue to receive rave reviews and have been performing well since the grand re-opening. We are optimistic about the outlook for these properties as we work through the ramp-up period. We continue to focus on maximizing the profitability of our operations in 2014 while providing first-class service to our patrons. While the operating environment has been tough, we are well positioned in the markets in which we operate, and we remain the preferred entertainment choice of our loyal customers”

Full Year 2013 Results

Consolidated Results

Net revenue from continuing operations for the year ended December 31, 2013 was $390.5 million, compared to $403.2 million, a decrease of $12.7 million, or 3.1%, from the prior year. Adjusted EBITDA for the year ended December 31, 2013 was $62.9 million, compared to $70.7 million in the prior year, a decrease of $7.8 million, or 11.0%. Excluding the revenue and Adjusted EBITDA related to Colorado for comparability, same-store net revenue for the year ended December 31, 2013 was $353.1 million, compared to $390.5 million, a decrease of $37.4 million, or 9.6%, from the prior year. Same-store Adjusted EBITDA for the year ended December 31, 2013 was $54.6 million, compared to $63.0 million, a decrease of $8.4 million, or 13.3%, from the prior year.

Nevada net revenue declines were primarily attributable to a $16.0 million decline in fuel and retail revenue included in the Company’s Primm, Nevada operating results. In connection with the completion of the new travel center at Whiskey Pete's Hotel & Casino during the third quarter, the Company entered into a lease agreement with Pilot Flying J under which the lessee operates the diesel fuel sales and a maintenance station for commercial vehicles. The Company receives lease income based on gallons of diesel fuel sold and maintenance services rendered at the station. Casino revenue declined $10.3 million, or 6.7%, due to reduced visitation, primarily at the

Primm casinos. Hotel and food and beverage revenue declines, which made up the rest of the net revenue declines versus the prior year, were the result of decreased visitation and lower occupancy, primarily at Primm where the Company experienced the loss of a large block of hotel business. Midwest net revenue declines were primarily attributable to continued struggles with the weak economic conditions and reduced discretionary consumer spending.

Adjusted EBITDA from continuing operations decreased $7.8 million, or 11.0%. A same-store Adjusted EBITDA decline of $8.4 million was partially offset by a $0.6 million increase from operations in Colorado over the prior year amount, which included lease revenue the Company received from the former owner of the Colorado casinos. The Nevada segment’s EBITDA contribution declined $4.2 million, or 12.7%, and the Midwest segment’s EBITDA contribution declined $3.8 million, or 9.3%, each attributable to the revenue declines seen in their respective regions. Excluding share-based compensation expense, corporate expense increased $0.4 million, primarily related to expense incurred for activities which the Company considered incremental to regular operations. The Company incurred approximately $1.1 million of such non-recurring expense during the year ended December 31, 2013, primarily attributable to the on-going evaluation of strategic initiatives.

Guidance for the First Quarter of 2014

For the first quarter of 2014, the Company expects to generate total Adjusted EBITDA of approximately $12.5 million to $13.5 million.

Conference Call Information

Affinity Gaming will be hosting its fourth quarter 2013 conference call today at 10:00 a.m. Pacific Time (1 p.m. Eastern). The conference call number is (877) 705-6003. Please call at least 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Affinity’s website at www.affinitygaming.com.

A replay of the call will be available two hours following the end of the call through 10:00 p.m. Pacific Time (1:00 a.m. Eastern Time) on April 4, 2014 at www.affinitygaming.com, and by telephone at (877) 870-5176; passcode 13579188.

Key Financial Results

The following table presents the Company’s key financial results from continuing operations (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net Revenue
Nevada [1]	$52,073	$59,861	$230,840	$262,585
Midwest	28,916	30,929	122,292	127,893
Colorado	9,018	6,926	37,356	12,698
Total net revenue	$90,007	$97,716	$390,488	$403,176

Adjusted EBITDA [2]
Nevada	4,332	6,902	28,609	32,784
Midwest	7,747	9,610	37,041	40,820
Colorado	1,455	1,946	8,322	7,718
Corporate expense and other	(2,276)	(3,420)	(11,064)	(10,651)
Total adjusted EBITDA	$11,258	$15,038	$62,908	$70,671

1.
The Company’s continuing operations in Nevada include properties located in Primm (Primm Valley Casino, Resort & Spa; Buffalo Bill’s Resort & Casino; and Whiskey Pete’s Hotel & Casino), Silver Sevens Hotel & Casino (f/k/a Terrible’s Hotel & Casino) in Las Vegas, and Rail City Casino in Sparks.

2.
The Company uses certain measures which are not defined by generally accepted accounting principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. This term, as defined by Affinity Gaming, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA as used in this press release is earnings before interest expense; income tax; depreciation and amortization; share-based compensation expense; pre-opening costs; write offs, reserves and recoveries; loss on extinguishment or modification of debt; loss on impairment of assets; gains or losses on the disposition of assets; and restructuring and reorganization costs. In future periods, the calculation of Adjusted EBITDA may be different than in this release. A reconciliation between Adjusted EBITDA and Net Income is provided in this release.

Additional Financial Information

The following tables present additional financial information (in thousands):

	December 31,
	2013	2012
Cash and cash equivalents	$140,857	$126,873
Total long-term debt	391,246	398,500

	Year Ended December 31,
	2013	2012	2011
Capital expenditures by reportable segment
Nevada	$14,810	$12,952	$20,157
Midwest	6,378	10,737	11,136
Colorado	9,650	1,565	—
Reportable segment capital expenditures	30,838	25,254	31,293
Corporate	1,003	2,857	1,520
Total capital expenditures	$31,841	$28,111	$32,813

Reconciliation of Adjusted EBITDA

The following tables reconcile Adjusted EBITDA to operating income (in thousands):

	Quarter Ended December 31, 2013
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Pre-Opening Expense	Write Downs, Reserves and Recoveries	Operating Income from Continuing Operations
Nevada	4,332	(3,849)	—	—	(446)	37
Midwest	7,747	(1,808)	—	—	—	5,939
Colorado	1,455	(1,348)	—	—	—	107
Corporate and other	(2,276)	(271)	(40)	—	—	(2,587)
Continuing operations	11,258	(7,276)	(40)	—	(446)	3,496

	Quarter Ended December 31, 2012
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Pre-Opening Expense	Write Downs, Reserves and Recoveries	Operating Income from Continuing Operations
Nevada	6,902	(3,588)	—	—	—	3,314
Midwest	9,610	(1,720)	—	—	—	7,890
Colorado	1,946	(854)	—	—	—	1,092
Corporate and other	(3,420)	(171)	(647)	(14)	—	(4,252)
Continuing operations	15,038	(6,333)	(647)	(14)	—	8,044

	Year Ended December 31, 2013
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write Downs, Reserves and Recoveries	Loss on Impairment of Assets	Operating Income from Continuing Operations
Nevada	28,609	(14,729)	—	(3,125)	(165)	10,590
Midwest	37,041	(7,023)	—	(3,100)	—	26,918
Colorado	8,322	(5,058)	—	—	—	3,264
Corporate and other	(11,064)	(999)	(1,169)	1,459	—	(11,773)
Continuing operations	62,908	(27,809)	(1,169)	(4,766)	(165)	28,999

	Year Ended December 31, 2012
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Pre-Opening Expense	Write Downs, Reserves and Recoveries	Operating Income from Continuing Operations
Nevada	32,784	(14,150)	—	—	—	18,634
Midwest	40,820	(6,663)	—	—	78	34,235
Colorado	7,718	(2,042)	—	—	—	5,676
Corporate and other	(10,651)	(411)	(2,075)	(421)	707	(12,851)
Continuing operations	70,671	(23,266)	(2,075)	(421)	785	45,694

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods. These statements are based on management’s current expectations and assumptions about the industries in which the Company operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” You may access the Annual Report on Form 10-K through the “Investor Relations” section of the Company’s website at www.affinitygaming.com. The

Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company’s casino operations consist of 11 casinos, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. Additionally, Affinity Gaming provides consulting services under an agreement to support the operations of the Rampart Casino at the JW Marriott Resort in Las Vegas. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact

Affinity Gaming
David D. Ross, Chief Executive Officer
(702) 341-2410

Affinity Gaming
Donna Lehmann, Sr. VP, Chief Financial Officer and Treasurer
(702) 341-2417

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